Exhibit 99

 Frontier Financial Corporation Announces Record Second Quarter 2005
          Earnings up 22.4%, and Continued Strong Loan Growth

    EVERETT, Wash.--(BUSINESS WIRE)--July 21, 2005--Frontier Financial Corporation (Nasdaq:FTBK) today announced earnings for the second quarter ended June 30, 2005. Net income increased 22.4% to $12.8 million compared with net income of $10.5 million in 2004, as a result of an increase in net interest income in 2005. On a diluted per share basis, second quarter net income for 2005 was $.45 per share compared with $.37 in 2004, an increase of 21.6%, adjusted for the recent 3-for-2 stock split as of May 2, 2005. Return on average assets and return on average equity were 2.11% and 19.05%, compared to 1.94% and 18.14%, for last year.
    Michael J. Clementz, President and CEO of Frontier Financial Corporation, said, "We achieved record second quarter earnings and loan growth. Loans increased by $314.9 million, or 16.7% since June 30, 2004 and increased $108.5 million or 5.2% for the second quarter 2005. Our year-to-date loan growth of $225.4 million exceeds our loan growth for the entire year of 2004 which was $204.5 million."
    John J. Dickson, CEO of Frontier Bank stated, "We are very pleased with the results of the second quarter. Our tax equivalent net interest margin expanded to 5.40% and was driven by the increased yields on variable rate loans, a moderation in the increase in cost of funds, and recoveries of interest on loans on which we had discontinued accruing interest."

    Highlights

    For the second quarter 2005:

    -- Second quarter earnings of $12.8 million, up 22.4% from the second quarter 2004 of $10.5 million.

    --  Fully diluted second quarter earnings per share increased
        21.6% to $.45 from $.37 a year ago.

    -- Tax equivalent net interest margin up to 5.40% in the second quarter from 5.05% for the second quarter of 2004.

    -- Efficiency ratio continues as one of the industry's best at 40% for the second quarter.

    -- Return on average equity of 19.05% for the second quarter up from 18.14% for second quarter 2004.

    -- Return on average assets of 2.11% for the second quarter, compared to 1.94% for second quarter 2004.

    For the first six months ended June 30, 2005:

    -- Year-to-date earnings of $23.7 million, up 15.1% from $20.6 million for the same period 2004.

    -- Fully diluted year-to-date earnings per share increased 13.7% to $.83 from $.73 a year ago.

    -- Year-to-date tax equivalent net interest margin up to 5.28% from 5.03% a year ago.

    -- Efficiency ratio continues as one of the industry's best at 42% for year-to-date 2005 and 2004.

    -- Year-to-date return on average equity of 17.94% down slightly from 18.17% for the same time period 2004.

    -- Year-to-date return on average assets of 2.01%, compared to 1.93% a year ago.

    Asset Quality

    As of June 30, 2005 nonperforming assets were .27% of total assets compared to .72% a year ago, and .64% at March 31, 2005. Nonaccruing loans decreased to $6.8 million at June 30, 2005 down from $15.7 million at June 30, 2004. Other real estate owned decreased from $69 thousand as of June 30, 2004 to zero as of June 30, 2005. Our ratio of loans past due over 30 days was .42% of total loans at June 30, 2005, the lowest since November 1999. "We are very pleased with our progress in reducing nonperforming assets and the quality of our loan portfolio," said Lyle E. Ryan, President of Frontier Bank.
    During the second quarter of 2005, the Corporation provided $1.1 million for loan losses as compared to $1.0 million for the second quarter of 2004. The total allowance for loan losses stood at $35.0 million, or 1.59% of total loans outstanding compared to $31.1 million, or 1.65% of total loans outstanding for the same time period last year. For the six months ended June 30, 2005 and 2004, net loan charge offs amounted to a net recovery of $367 thousand and a net recovery of $44 thousand respectively, or a net recovery of 2 basis points of average loans outstanding for 2005 compared to a net recovery of .2 basis points for 2004.

    Second Quarter 2005 Operating Results

    Operating Results

    Net interest income for the second quarter 2005 was $30.7 million, an increase of $5.1 million, or 19.9%, compared to $25.6 million for the prior year's second quarter.
    Frontier's tax equivalent net interest margin increased to 5.40% for the second quarter 2005, compared to 5.05% in the second quarter of 2004, and increased from 5.12% at the quarter ended March 31, 2005. The yield on earning assets increased 91 basis points to 7.61% in the second quarter from 6.70% in the second quarter 2004, and increased 47 bps from 7.14% in the quarter ended March 31, 2005. The cost of funds increased 72 basis points to 2.77% in the second quarter 2005 from 2.05% in the second quarter 2004, and increased 29 bps from 2.48% in the quarter ended March 31, 2005. Approximately 40% of the Corporation's loans are variable rate (immediately repriceable) and 15% adjustable rate, which reprice within three months to five years, depending on the index.
    Several items positively impacted the tax equivalent net interest margin during the second quarter of 2005. During the quarter, Frontier recovered $810 thousand of interest on loans which had been previously charged-off or on which the accrual of interest had been suspended. While this is a recurring activity, the impact can fluctuate each quarter and was particularly favorable in the second quarter. These recoveries increased the tax equivalent net interest margin by 14 basis points for the second quarter. Recoveries of interest in the first quarter 2005 were $101 thousand and the fourth quarter 2004 were $158 thousand.
    Total noninterest income decreased $58 thousand in the second quarter of 2005, or 1.6% from a year ago. Service charges decreased $163 thousand, or 12.9% to $1.1 million. The $56 thousand provision for loss on equity investment was due to a write down of a financial services holding company considered to be other-than-temporarily impaired. The decline in service charges was primarily due to decreased NSF/OD fees of $103 thousand and business service charges declining $48 thousand. Business service charges continue to be impacted by increased earnings credit rates. Other noninterest income increased $157 thousand or 8.1% in the current quarter due to the receipt of a payment on the sale of the Bank's merchant bankcard portfolio in the fourth quarter of 2004. Future payments are anticipated of $95 thousand in the third quarter 2005, $100 thousand in fourth quarter 2005 and $50 thousand in first quarter 2006.
    Total noninterest expense increased $1.7 million to $13.8 million, up 13.8%, for the quarter ending June 30, 2005, compared with the same period last year. Salaries and benefits increased $1.0 million or 12.6%. Of the 12.6% increase, approximately 3.2% relate to staff additions, 7.4% relate to salary and incentive increases and 2.0% relate to increased benefit expenses. Other noninterest expense increased $622 thousand in the second quarter for 2005, or 27.1%. This increase was, for the most part, due to consulting and professional fees paid of $358 thousand for information technology related infrastructure projects.

    Performance Ratios

    The annualized return on average assets for the year was 2.11% compared to 1.94% in 2004. The annualized return on average shareowners' equity was 19.05% in 2005 and 18.14% in 2004. Frontier's efficiency ratio for 2005 was 40% compared to 41% for the prior year, continuing to be one of the lowest efficiency ratios in the industry. This is well below that of the peer average of 56% as of December 31, 2004 as reported by the FDIC.

    Balance Sheet and Capital Management

    At June 30, 2005 Frontier's total assets were $2.51 billion, and deposits totaled $1.98 billion, an increase of 14.0% and 12.1% respectively, compared to the prior year. Net loans of $2.17 billion and investments of $147.7 million reflected an increase of 16.9% and a decrease of 9.7%, respectively.
    The capital of the Corporation at June 30, 2005 was $273.6 million, up from $233.0 million a year ago, or an increase of 17.4%. Frontier began paying cash dividends to shareowners in 1999. Average year-to-date diluted shares totaled 28,390,090 for 2005 versus 28,080,455 for 2004. Frontier declared a 3-for-2 stock split to shareowners of record as of May 2, 2005, and payable May 16, 2005. Clementz stated, "The previously announced third quarter 2005 cash dividend of $.16 per share, representing our 23rd consecutive quarter of increased cash dividends, will be paid to shareowners on Monday, July 25, 2005."

    Branch Additions

    In March 2005, Frontier opened its 39th office in Downtown Bellingham, Washington. This second office in Bellingham began contributing to net income during the second quarter 2005. In June 2005, our 40th office was opened in Renton, Washington. The 41st office of Frontier Bank is expected to open in Lynden, Washington late in the third quarter or early in the fourth quarter 2005.
    Frontier Financial Corporation is a Washington-based financial holding company providing financial services through its commercial bank subsidiary, Frontier Bank. Frontier Bank offers a wide range of financial services to businesses and individuals in its market area, including investment and insurance products.

    CERTAIN FORWARD-LOOKING INFORMATION -- This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing Frontier of the protections of the safe harbor provisions of the PSLRA. The forward-looking statements contained herein are subject to factors, risks and uncertainties that may cause actual results to differ materially from those projected. The following items are among the factors that could cause actual results to differ materially from the forward-looking statements: general economic conditions, including their impact on capital expenditures; business conditions in the banking industry; recent world events and their impact on interest rates, businesses and customers; the regulatory environment; new legislation; vendor quality and efficiency; employee retention factors; rapidly changing technology and evolving banking industry standards; competitive standards; competitive factors, including increased competition with community, regional and national financial institutions; fluctuating interest rate environments; higher than expected loan delinquencies; and similar matters. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only at the date of this release. Frontier undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should carefully review the risk factors described in this and other documents Frontier files from time to time with the Securities and Exchange Commission, including Frontier's 2004 Form 10-K.


            FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES
                   CONSOLIDATED STATEMENT OF INCOME

(In thousands, except for per share amounts)
--------------------------------------------
                      Three Months Ended         Six Months Ended
                    --------------------------------------------------
                      June 30,     June 30,     June 30,     June 30,
                        2005         2004         2005         2004
                    -----------  -----------  -----------  -----------
INTEREST INCOME
  Interest and fees
   on loans        $    41,957  $    32,086  $    78,911  $    63,462
  Interest on
   investments           1,247        1,825        2,643        3,834
                    -----------  -----------  -----------  -----------
    Total interest
     income             43,204       33,911       81,554       67,296
                    -----------  -----------  -----------  -----------
INTEREST EXPENSE
  Interest on
   deposits              9,742        6,200       17,827       12,642
  Interest on
   borrowed funds        2,755        2,091        5,194        4,206
                    -----------  -----------  -----------  -----------
    Total interest
     expense            12,497        8,291       23,021       16,848
                    -----------  -----------  -----------  -----------

Net interest income     30,707       25,620       58,533       50,448
                    -----------  -----------  -----------  -----------
PROVISION FOR LOAN
 LOSSES                 (1,050)      (1,000)      (1,900)      (1,500)
                    -----------  -----------  -----------  -----------
Net interest income
 after provison for
 loan losses            29,657       24,620       56,633       48,948
                    -----------  -----------  -----------  -----------
NONINTEREST INCOME
  Provision for
   loss on equity
   investment              (56)           -         (208)           -
  Gain on sale of
   securities                -           17            -           17
  Gain on sale of
   secondary
   mortgage loans          339          318          556          536
  Service charges
   on deposit
   accounts              1,102        1,265        2,237        2,533
  Other noninterest
   income                2,089        1,932        4,031        3,626
                    -----------  -----------  -----------  -----------
    Total
     noninterest
     income              3,474        3,532        6,616        6,712
                    -----------  -----------  -----------  -----------

NONINTEREST EXPENSE
  Salaries and
   employee
   benefits              8,618        7,655       17,239       15,407
  Occupancy expense      1,819        1,778        3,640        3,612
  State business
   taxes                   490          438          946          868
  Other noninterest
   expense               2,921        2,299        5,696        4,504
                    -----------  -----------  -----------  -----------
    Total
     noninterest
     expense            13,848       12,170       27,521       24,391
                    -----------  -----------  -----------  -----------
INCOME BEFORE
 INCOME TAX             19,283       15,982       35,728       31,269

PROVISION FOR
 INCOME TAX             (6,485)      (5,530)     (12,023)     (10,680)
                    -----------  -----------  -----------  -----------
    NET INCOME     $    12,798  $    10,452  $    23,705  $    20,589
                    ===========  ===========  ===========  ===========
Weighted average
 number of shares
 outstanding for
 the period         28,276,831   27,909,288   28,241,365   27,914,222
Basic earnings per
 share             $      0.45  $      0.37  $      0.84  $      0.74
                    ===========  ===========  ===========  ===========
Weighted average
 number of diluted
 shares outstanding
 for period         28,416,730   28,075,065   28,390,090   28,080,455
Diluted earnings
 per share         $      0.45  $      0.37  $      0.83  $      0.73
                    ===========  ===========  ===========  ===========
Efficiency ratio            40%          41%          42%          42%
Return on average
 assets                   2.11%        1.94%        2.01%        1.93%
Return on average
 equity                  19.05%       18.14%       17.94%       18.17%
Net interest margin       5.37%        5.01%        5.24%        5.00%
TE Effect                 0.03%        0.04%        0.04%        0.03%
                    -----------  -----------  -----------  -----------
(a) TE Net interest
 margin                   5.40%        5.05%        5.28%        5.03%
                    ===========  ===========  ===========  ===========

(a) Tax equivalent is a nonGAAP performance measurement used by management in operating the business. Management believes this provides investors with a more accurate picture of the net interest margin for comparative purposes.


            FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEET

(In thousands, except shares)
-----------------------------
                                   June 30,   December 31,   June 30,
ASSETS                               2005         2004         2004
                                 -----------  -----------  -----------
Cash & due from banks           $    88,881  $    70,851  $    81,658
Federal funds sold                   17,559        5,946       29,485
Securities:
  Available for sale-fair value     140,318      145,917      152,677
  Held to maturity-amortized
   cost                               7,419        7,534       10,957
                                 -----------  -----------  -----------
   Total securities                 147,737      153,451      163,634

Loans receivable:
  Held for sale, fair value
   $3,882, $3,904, and $2,745         3,820        3,813        1,349
  Held for portfolio, net of
   unearned income                2,199,602    1,974,239    1,884,698
  Less allowance for loan
   losses                           (34,996)     (32,728)     (31,099)
                                 -----------  -----------  -----------
   Net loans                      2,168,426    1,945,324    1,854,948
Premises & equipment, net            28,889       29,226       29,928
Other real estate owned                   -            -           69
Intangible assets                     6,476        6,476        6,476
Federal Home Loan Bank stock         14,154            -            -
Bank owned life insurance            17,763       17,400       17,040
Other assets                         16,337       14,722       15,265
                                 -----------  -----------  -----------
  TOTAL ASSETS                  $ 2,506,222  $ 2,243,396  $ 2,198,503
                                 ===========  ===========  ===========
LIABILITIES
Deposits:
  Noninterest bearing           $   343,316  $   313,275  $   303,384
  Interest bearing                1,632,874    1,482,567    1,459,743
                                 -----------  -----------  -----------
  Total deposits                  1,976,190    1,795,842    1,763,127
Federal funds purchased and
  securities sold under
  repurchase agreements              14,118       10,205       11,429
Federal Home Loan Bank advances     230,079      175,088      180,096
Other liabilities                    12,283        8,031       10,892
                                 -----------  -----------  -----------
  TOTAL LIABILITIES               2,232,670    1,989,166    1,965,544
                                 -----------  -----------  -----------
SHAREOWNERS' EQUITY

Common stock, no par value;
 100,000,000 shares authorized      128,241      124,617      120,586
Retained earnings                   141,424      126,216      110,637
Accumulated other comprehensive
 income, net of tax effect            3,887        3,397        1,736
                                 -----------  -----------  -----------
  TOTAL SHAREOWNERS' EQUITY         273,552      254,230      232,959
                                 -----------  -----------  -----------
TOTAL LIABILITIES AND
 SHAREOWNERS' EQUITY            $ 2,506,222  $ 2,243,396  $ 2,198,503
                                 ===========  ===========  ===========
Shares outstanding at end of
 period                          28,289,906   28,117,778   27,939,795

Book value                             9.67         9.04  $      8.34
Tangible book value                    9.44         8.81         8.11

    CONTACT: Frontier Financial Corporation
             President & CEO
             Michael J. Clementz, 360-598-8003
             or
             Frontier Bank
             CEO
             John J. Dickson, 425-514-0700
             or
             Frontier Bank
             President & COO
             Lyle Ryan, 425-514-0700